Statement regarding computation of per share earnings

                                         Three Months Ended

                                 March 31, 1994       March 31, 1993
                                 --------------       --------------
Net income                          $17,901,000          $17,753,000

Shares outstanding
       Primary                       32,644,863           32,590,474
       Fully diluted                 32,980,563           32,996,028

Earnings per share
       Primary                            $0.55                $0.54
       Fully diluted                      $0.54                $0.54

                                 Exhibit 11